Exhibit 10.24

AEGIS CAPITAL CORP.
810 Seventh Avenue, 11th Floor
New York, New York 10019
www.aegiscap.com

July 9th, 2008
Robert Nathan
Managing Director Investment Banking
212 237 2984
rnathan@aegiscap.com

Mr. Fred Zolla
Chief Executive Officer
Vemics, Inc.
521 Avalon Drive
Nanuet, New York, 10954

Dear Mr. Zolla,

This letter agreement (this “Agreement”) confirms the engagement of Aegis Capital Corp. Inc. (“ACC”) by Vemics, Inc.  (“Vemics” or the “Company”)   as exclusive placement agent and financial advisor to arrange the sale of equity or equity-linked securities including convertible preferred, convertible debt and  warrants (“Equity” or the “Securities”) on behalf of the Company. The sale of Securities (the “Financing” or “Financings”) may be completed under an effective shelf registration statement, if applicable, or may occur through a private placement pursuant to one or more exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and in compliance with applicable securities laws of states and other jurisdictions (“Blue Sky Laws”).

1.           Retention.  Subject to the terms and conditions of this Agreement, Vemics hereby engages ACC to act on behalf of the Company as its exclusive placement agent and financial advisor during the Authorization Period (as defined below) to arrange for the sale of Securities in an amount and on terms and conditions satisfactory to the Company and to assist Vemics in the pursuit of a sale or merger of the company, when, as and if appropriately determined by the Company and ACC hereby accepts such engagement.

During the Authorization Period, Vemics shall not, and shall not permit its affiliates or their representatives to, directly or indirectly, (i) offer any Securities for sale to, or otherwise contact, discuss or negotiate with respect to any offer or sale of any Securities with, any person, entity, organization or corporation (ii) authorize anyone other than ACC to act on behalf of the Company to place any Securities or (iii) have any discussions or negotiations with any person other than ACC with respect to engaging such person as a finder, broker, dealer, agent or financial advisor in connection with any sale of Securities. Vemics shall, and shall cause its affiliates and its and their officers, directors, employees and representatives to, promptly refer to ACC all offers, inquiries and proposals relating to the sale of any Securities, received at any time during the Authorization Period.

2.           Authorization Period.  ACC’s engagement shall become effective on the date hereof and, unless terminated by Vemics or ACC, shall continue in effect until such termination.  In the event that there has not been an initial closing on a Financing within one hundred and eighty (180) days of the execution of this Agreement, the Company may terminate this Agreement in writing upon thirty days notice.   The period from the date hereof through the expiration by termination of this Agreement is called the “Authorization Period.”

3.           Compensation.   Vemics shall pay ACC the compensation set forth below:

a.           Cash Fee for Equity.   Vemics shall pay ACC a cash placement fee equal to ten 10% per cent on any gross proceeds received by the Company in connection with the sale of Securities or a Financing. Cash placement fee shall be paid by wire transfer on the closing date directly from and by the escrow account on which the Company receives such aggregate consideration and/or directly from the company by wire transfer on the closing date on which the Company receives such aggregate consideration, should there be no escrow agent. Additionally, ACC shall act as solicitation agent on behalf of Vemics in connection with the exercise of any investor warrants issued in connection with the Financings and shall pay ACC a cash fee of 4% of the aggregate consideration received by Vemics in connection with the exercise of such warrants, if such warrants exist.

b.           Placement Agent Warrants for Equity.  On each closing date of a Financing on which aggregate consideration is paid or becomes payable to the Company for the sale of its Securities, Vemics shall issue to ACC or its permitted assigns, warrants (the “Warrants”) to purchase such number of shares of the common stock of the Company equal to ten per cent 10% of the aggregate number of shares of common stock of the Company issued and issuable by the Company under and in connection with the Financings.  The number of shares of common stock issuable upon exercise of the Warrants shall include all shares of common stock issuable under the Securities, including, without limitation, shares issuable upon conversion or exercise of the Securities.  The Warrants shall provide for cashless exercise (even if the Purchasers do not have such right) and have terms and conditions identical to the Securities purchased by the Purchasers, including, without limitation, anti-dilution and full ratchet provisions to take into account any issuance of additional shares of common stock as a result of an adjustment to the Securities or the shares of common stock underlying the Securities.  The exercise price per share of the Warrants shall be equal to hundred and ten (110%) per cent of the effective price per share paid by the Purchasers for the Securities (or in the event of a convertible security, the conversion price or exercise price per share of common stock on the closing date). The Warrants shall be exercisable after the date of issuance and shall expire five years after the date of issuance, unless otherwise extended by the Company.  The Warrants shall include anti-dilution protection, including protection against issuances of securities at prices (or with exercise prices, in the case of warrants, options or rights) below the exercise price of the Warrants. The Warrants shall not be callable or redeemable. The Warrants shall also include one demand registration right exercisable following the first anniversary of the closing, and piggyback registration rights.  The Warrants shall be transferable within ACC, at ACC’s discretion.

c.           Tail Period. Vemics shall and shall cause its affiliates to, pay to ACC, all compensation described in this Section 3 with respect to all Securities sold to a purchaser or purchasers at any time prior to the expiration of eighteen (18) months after the termination of this Agreement (the “Tail Period”) if, (i) such purchaser or purchasers were identified to the Company by ACC during the Authorization Period, (ii) ACC advised the Company with respect to such purchaser or purchasers during the Authorization Period or (iii) the Company or ACC had discussions with such purchaser or purchasers during the Authorization Period. At the expiration of this Agreement, ACC will provide to the Company a detailed list identifying all persons, parties, entities, funds, institutions or other such contacts with which ACC had discussions during the Authorization Period. Such list shall serve as the determinant with regard to the Tail Period compensation.

4.           Reimbursements. Regardless of whether the Financing or sales of Securities are consummated, the Company shall reimburse ACC for all of its reasonable out-of-pocket expenses, not to exceed $15,000 without the written consent of Vemics, incurred in connection with its engagement, including the fees and disbursements of counsel for ACC and the expenses of any travel that may be necessary.

5.           Representations, Warranties and Covenants of Vemics. Vemics represents and warrants to, and covenants with, ACC as follows:

a.           Neither the Company nor any person acting on its behalf has taken, and Vemics shall not and shall not permit its affiliates to take, directly or indirectly, any action so as to cause any of the transactions contemplated by this Agreement to fail to be entitled to exemption from registration or qualification under all applicable securities laws or which constitutes general advertising or general solicitation (as those terms are used in Regulation D under the Securities Act) with respect to the Securities.

b.           Vemics shall take and shall cause its affiliates to take such actions as may be required to cause compliance with this Agreement.  ACC acknowledges that Vemics may cause its affiliates to perform any of its obligations hereunder; provided, however, that Vemics’ intention to do so (or any action by Vemics or ACC in respect thereof) shall not relieve Vemics from its obligation to perform such obligations when due.

c.           The Company will furnish, or cause to be furnished, to ACC such information as ACC believes appropriate to its engagement hereunder (all such information, the "Information") and the Company represents that all such Information will be accurate and complete in all material respects.  The Company will promptly notify ACC of any change that may be material in such Information.  It is understood that ACC will be entitled to rely on and use the Information and other information that is publicly available without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

6.           Representations, Warranties and Covenants of ACC.  ACC represents and warrants to, and covenants with, Vemics as follows:

a.           None of ACC, its affiliates or any person acting on behalf of ACC or any of such affiliates has engaged or will engage in any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) with respect to the Securities.

b.           ACC will use its best efforts to conduct the offering and sale of Securities so that Securities are sold in a transaction or series of transactions exempt from registration under the Securities Act.

c.           ACC will send Materials related to the Financings only to persons that the ACC reasonably believes are “accredited investors” (as defined under Rule 501(a) of the Securities Act).

d.           ACC agrees that, except as otherwise required by law, regulation or court order or as contemplated by its engagement hereunder, the non-public Information furnished to ACC by the Company shall be held by ACC as confidential.

7.           Indemnification.  The Company agrees to the indemnification and other agreements set forth in the attached Indemnification Agreement, the provisions of which are incorporated herein by reference.

8.           Subsequent Offerings. If a Financing has been completed then ACC shall have the right of first refusal from the date hereof until twenty four (24) months after the termination of this Agreement, to act as the managing placement agent in connection with the sale of equity or equity-linked securities through a Private Placement or Directed Public Offering under a shelf registration statement.  In addition, during the Authorization Period and, if a Financing has been completed, then for twenty four (24) months thereafter, ACC shall have the right of first refusal to act  as a lead manager in an underwritten public offering of the Company’s securities. Furthermore, if a Financing has been completed as contemplated hereunder, and the same investors or any combination of the same investors provide the Company with additional capital at any time during a period of twenty four (24) months following the termination of this engagement, through the subsequent purchase of Securities from the Company, then, the Company shall pay to ACC a fee equal to three and one half (3.5%) per cent of the proceeds  from such sale of Securities to those investors.

9.           Mergers & Acquisitions.  During the Authorization Period and for a period of twenty four (24) months thereafter, ACC shall act as the financial advisor to the Company with respect to any potential business combination involving the Company, including acquisitions or mergers or the sale of the Company or certain assets or divisions of the Company (a “Business Combination”). ACC shall be compensated for any Business Combination completed during the Authorization Period or for the twenty four (24) month period thereafter (the “Tail Period”).  Vemics shall pay ACC an amount (the “Transaction Fee”) according to the schedule hereunder, based on the transaction value, which is payable in cash on the closing date of such Business Combination, subject to a minimum Transaction Fee of $250,000.

Transaction Value	Transaction Fee
Up to $10,000,000	5.0% of such amount
Over $10,000,000 up to $15,000,000	4.0% of such amount
Over $15,000,000 up to $20,000,000	3.0% of such amount
Over $20,000,000 up to $25,000,000	2.0% of such amount
Over $25,000,000	1.0% of such amount

If a Financing has been completed then for the twenty four (24) month period following the termination of this Agreement, if Vemics elects to pursue the sale of the Company or receives an offer to purchase or merge with the Company by a person not covered under the section above, Vemics agrees to engage ACC to act as its financial advisor in connection with the potential sale or merger. The Company shall compensate ACC as its financial advisor under terms that reflect ACC’s normal and customary compensation for such services, as agreed between Vemics and ACC in good faith.  ACC shall provide financial advisory services on terms to be negotiated in good faith prior to the Closing.

10.           Survival of Certain Provisions.  The expense, indemnification, reimbursement and contribution obligations of Vemics provided herein and in the attached Indemnification Agreement and ACC’s rights to compensation (which term includes all fees, amounts and Warrants due or which may become due) shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any transaction described herein or (ii) any termination or the completion or expiration of this Agreement.

11.           Notices.  Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by certified mail, return receipt request or recognized overnight courier or personally delivered (a) if to the Company, to Vemics office at 521 Avalon Gardens Drive, Nanuet, New York 10954 Attention: Fred Zolla; and (b) if to ACC, to its office at 810 Seventh Avenue, 11th floor, New York, NY 10019 Attention: Robert Nathan

12.           Confidentiality. No financial advice rendered by ACC pursuant to this Agreement may be disclosed publicly in any manner without ACC’s prior written consent, except as may be required by law, regulation or court order but subject to the limitation below.  If the Company is required or reasonably expects to be so required to disclose any advice, Vemics shall provide ACC with prompt notice thereof so that ACC may seek a protective order or other appropriate remedy and take reasonable efforts to assure that all of such advice disclosed will be covered by such order or other remedy.  Whether or not such a protective order or other remedy is obtained, Vemics will and will cause its affiliates to disclose only that portion of such advice, which the Company is so required to disclose.

13.           Miscellaneous.  This Agreement (including the attached Indemnification Agreement) sets forth the entire agreement between the parties, supersedes and merges all prior written or oral agreements with respect to the subject matter hereof, may only be amended in writing and shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State.  The parties shall make reasonable efforts to resolve any dispute concerning this Agreement, its construction or its alleged breach by face-to-face negotiations. If such negotiations fail to resolve the dispute, the dispute shall be finally decided by arbitration in accordance with the rules then in effect of the American Arbitration Association. Any arbitration will be conducted in the New York City metropolitan area.  Vemics (for the Company, for anyone claiming through or in the name of the Company and on behalf of the equity holders of the Company) and ACC each hereby irrevocably waives any right it may have to trial by jury in respect of any claim arising out of this Agreement or the transactions contemplated hereby.

Either party may assign this Agreement with the prior written consent of the other party.

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not effect such provision in any other respect or any other provision of this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to ACC the enclosed duplicate copy of this Agreement.

Very truly yours,

NameAegis Capital Corp., Inc.

By:	/s/ Robert Nathan
Robert Nathan
Managing Director

ACCEPTED AND AGREED TO this 19th day of July 2008

Vemics, Inc.

By:      /s/ Fred Zolla
Name: Fred Zolla
Title:   Chief Executive Officer

TO:	Aegis Capital Corp.., Inc.	May 22, 2007
810 Seventh Avenue, 11th Floor
New York, NY 10019

In connection with your engagement pursuant to our letter agreement of even date herewith (the “Engagement”), we agree to indemnify and hold harmless Aegis Capital Corp.., Inc. (“ACC” or “you”) and its affiliates, the respective directors, officers, partners, agents and employees of ACC and its affiliates, and each other person, if any, controlling ACC or any of its affiliates (collectively, “Indemnified Persons”), from and against, and we agree that no Indemnified Person shall have any liability to us or our owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively “Losses”) (A) related to or arising out of (i) our actions or failures to act (including statements or omissions made, or information provided, by us or our agents) or (ii) actions or failures to act by an Indemnified Person with our consent or in reliance on our actions or failures to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of the letter agreement.  If such indemnification is for any reason not available or insufficient to hold you harmless, we agree to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by us and by you with respect to the Engagement or, if such allocation is judicially determined unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of us on the one hand and of you on the other hand; provided, however, that, in no event shall the amount to be contributed by you exceed the fees actually received by you under the Engagement.

We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this agreement or any related engagement agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you .  We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.  In the event we are considering entering into one or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of our assets, we shall promptly notify you in writing.  If requested by ACC, we shall then establish alternative means of providing for our obligations set forth herein on terms and conditions reasonably satisfactory to ACC.

If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for.  In the event that you are called or subpoenaed to give testimony in a court of law, we agree to pay your expenses related thereto and $5,000 per person per day for every day or part thereof that we are required to be there or in preparation thereof.  Our obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.  Solely for the purpose of enforcing this agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought by or against any Indemnified Person.  We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us.  YOU HEREBY AGREE, AND WE HEREBY AGREE ON OUR OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF OUR SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, YOUR PERFORMANCE THEREOF OR THIS AGREEMENT.

The provisions of this agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement.  This agreement and any other agreements relating to the Engagement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of law principles thereof.

Very truly yours,

ACCEPTED AND AGREED TO this ________day of__________

AEGIS CAPITAL CORP.., INC.	Client:	Vemics, Inc.

By:	By:
Name: Robert Nathan		Name: Fred Zolla
Title: Managing Director		Title: Chief Executive Officer